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Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2013	2012	2012	2011	2010	2009
Earnings:
Income (loss) before income taxes	$11,707	$10,356	$14,203	$10,537	$(61,623)	$(24,694)

Fixed Charges:
Interest on deposits	$1,796	$2,144	$2,800	$3,942	$8,086	$13,462
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	230	1,296	1,387	1,933	2,426	2,864
Rent expense interest factor(1)	695	687	912	922	909	853

Total fixed charges:
Including interest on deposits	$2,721	$4,127	$5,099	$6,797	$11,421	$17,179

Excluding interest on deposits	$925	$1,983	$2,299	$2,855	$3,335	$3,717

Ratio of earnings (loss) to fixed charges:
Excluding interest on deposits	13.65	6.22	7.18	4.69	(17.48)	(5.64)

Including interest on deposits	5.30	3.51	3.79	2.55	(4.40)	(0.44)

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense. These ratios are presented both including and excluding interest on deposits.

 CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2013	2012	2012	2011	2010	2009
Earnings:
Income (loss) before income taxes	$11,707	$10,356	$14,203	$10,537	$(61,623)	$(24,694)

Fixed Charges:
Interest on deposits	$1,796	2,144	$2,800	$3,942	$8,086	$13,462
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	230	1,296	1,387	1,933	2,426	2,864
Preferred stock dividends	—	373	373	1,939	2,027	2,028
Rent expense interest factor(1)	695	687	912	922	909	853

Total fixed charges:
Including interest on deposits	$2,721	$4,500	$5,472	$8,736	$13,448	$19,207

Excluding interest on deposits	$925	$2,356	$2,672	$4,794	$5,362	$5,745

Ratio of earnings (loss) to fixed charges
and preferred stock dividends:
Excluding interest on deposits	13.65	5.40	6.32	3.20	(10.49)	(3.30)

Including interest on deposits	5.30	3.30	3.60	2.21	(3.58)	(0.29)

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense, and preferred stock dividends. These ratios are presented both including and excluding interest on deposits.

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  Exhibit 12.1
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS